Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Investor Contacts: Integrated Corporate Relations Allison Malkin/Jean Fontana (203) 682-8225/(203) 682-8272

BAKERS FOOTWEAR REPORTS FIRST QUARTER SALES

First Quarter Comparable Store Sales Decrease 0.8%

ST. LOUIS, MO., May 4, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, with 245 stores, today reported first quarter fiscal 2006 net sales.

For the thirteen weeks ended April 29, 2006 (the Company’s first fiscal quarter) net sales increased 10.8% to $49.8 million, as compared to $44.9 million in the thirteen weeks ended April 30, 2005. Comparable store sales in the first quarter decreased 0.8%, as compared to a 7.8% increase in the comparable period last year. Our web store net sales, which are a component of comparable store sales, increased 172.9%.

During the first quarter of fiscal 2006, Bakers Footwear opened 12 new stores in our new Bakers format. The Company now has 133 stores operating in its new Bakers format.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said: “Softness in our sandal business caused first quarter comparable store sales to fall short of our goal for a low-to-mid single digit increase. We are working aggressively to improve this segment of our business while positioning our stores to capitalize on the exciting new trends developing in time for the back-to-school season. We also remain pleased with our new store expansion and remodel programs, which remain on track with our expectations. As in prior years, performance of our new format stores continues to exceed older format stores, demonstrating the effectiveness of our new store design.”

About Bakers Footwear Group

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 225 stores nationwide under two formats, Bakers and Wild Pair. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.